SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549


Form 8-K




CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported)      May 18, 1995





                   POTOMAC ELECTRIC POWER COMPANY
     (Exact name of registrant as specified in its charter)





District of Columbia and Virginia      1-1072            53-0127880
 (State or other jurisdiction of    (Commission     (I.R.S. Employer
  incorporation)                     File Number)   Identification No.)





1900 Pennsylvania Avenue, N. W., Washington, D. C.             20068
     (Address of principal executive offices)                (Zip Code)




Registrant's telephone number, including area code       (202) 872-2456





                                                                   PEPCO
                                                                   Form 8-K



Item 5.   Other Events.

     On May 18, 1995, Potomac Capital Investment Corporation ("PCI"), a wholly owned non-utility subsidiary of Potomac Electric Power Company ("PEPCO"), adopted a plan to exit the aircraft leasing business. The plan, which was developed following a comprehensive review of the business, is designed to preserve value by providing for an orderly withdrawal from the aircraft leasing business.

     Under the plan, PCI will make no new investments in the aircraft leasing business. In addition, 13 aircraft (seven L-1011 aircraft, two F-28-4000 aircraft, one A-300 aircraft, two B747-200 aircraft and one B747-200F aircraft) have been designated for sale. These aircraft are not under lease or are subject to short-term, usage-based leases or leases that will expire in the near term. PCI will seek to accomplish these sales over the next 18 to 24 months. In this connection, the book value of these aircraft (which currently is approximately $295 million) is being reduced to an estimated net realizable value of approximately $105 million. After taking into account the elimination of a previously-established reserve of approximately $22 million for future repair and maintenance expenditures and other minor adjustments, the result will be an immediate, noncash charge to PCI's after-tax earnings (and after-tax consolidated PEPCO earnings) of approximately $110 million for the second quarter of 1995. There will be no future depreciation of, or accrual for repair and maintenance expenditures with respect to, these aircraft.

     In accordance with the plan, PCI will continue to hold and closely monitor the remainder of its aircraft leasing portfolio, with the objective of identifying future opportunities for sale or other disposition of these investments on favorable terms. Included in this portion of the portfolio are six wholly owned aircraft (three DC-10-30 aircraft and three B747-200 aircraft) and two DC-10-30 aircraft held by partnerships in which PCI has a 50% interest, all of which are under long-term operating leases to Continental Airlines or United Airlines. The depreciation on each of these aircraft is being increased in order to achieve book values at lease expiration that will correspond to the anticipated residual values. The effect of this revised depreciation, coupled with the elimination of further depreciation on the aircraft designated for sale, will result in higher depreciation charges through 1997, and lower depreciation charges thereafter, as compared to the depreciation charges that PCI would have incurred in the absence of the plan. No adjustments are being made with respect to the remainder of PCI's aircraft leasing portfolio, which consists of twelve full or partial interests in aircraft under leveraged leases or direct finance leases (one DC-10-30 aircraft, three MD-82 aircraft, four B737-300 aircraft, two 747-300 aircraft, one B757-200 aircraft and one MD-11F aircraft).

     The decision to exit the aircraft leasing business is based on an accumulation of factors which has led PCI to conclude that the business no longer is consistent with PCI's goal of providing a stable supplement to

                                                            PEPCO
                                                            Form 8-K

PEPCO's utility earnings. These factors include the recent inability to secure satisfactory leases for certain aircraft returned by prior lessees, the continuing difficulties and credit risks associated with certain lessees, including TWA and Continental Airlines, and PCI's evaluation of the prospects for its aircraft lease portfolio and the airline industry in general.

     PCI has two aircraft under a master lease agreement which are not carried on its balance sheet. Separate from the plan, as a result of differences between the guaranteed residual value and the expected market value of these aircraft at the end of the initial term of the master lease agreement, PCI, following generally accepted accounting principles, is recording monthly a charge against earnings of approximately $2.7 million over the seven-month period ending September 1995.

Item 7.  Financial Statements, Pro-Forma Financial Information and
         Exhibits.

         Exhibits

         Exhibit No.       Description of Exhibit           Reference

            99             Press Release of Potomac
                           Electric Power Company,
                           dated May 19, 1995...............Filed herewith.


                                   Signatures
  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Potomac Electric Power Company
                                                 (Registrant)




                                      /s/     H. Lowell Davis
                                      By ___________________________
                                              H. Lowell Davis
                                             Vice Chairman and
                                          Chief Financial Officer


May 19, 1995
     DATE